Exhibit 23.1

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated January 18, 2000, except for Note 14 which is as of February 10, 2000, relating to the consolidated financial statements of Chordiant Software, Inc. (the "Company"), which appears in the Company's Registration Statement on Form S-1 filed on February 14, 2000.

PricewaterhouseCoopers LLP

San Jose, CA
October 31, 2000